SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                              FORM N-8A

             NOTIFICATION OF REGISTRATION FILED PURSUANT
        TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:       Excelsior Venture Partners Fund III, LLC

Address of Principal Business Office (No. & Street, City,
State, zip Code):

      Excelsior Venture Partners Fund III, LLC
      114 West 47th Street
      New York, New York  10036-1532

Telephone Number (including area code):
      (212) 852-3125

Name and address of agent for service of process:
      David I. Fann
      Excelsior Venture Partners Fund III, LLC
      114 West 47th Street
      New York, New York  10036-1532

With copies of Notices and Communications to:
      Thomas A. DeCapo
      Skadden, Arps, Slate, Meagher & Flom LLP
      One Beacon Street
      Boston, Massachusetts  02108-3194

Check Appropriate Box:
      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment company Act of 1940 concurrently with the filing of form N-8A: YES [X] NO [ ]



                              SIGNATURE

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 5th day of June, 2000.

[SEAL]

                             Excelsior Venture Partners Fund III, LLC
                             (REGISTRANT)


                             By:  /s/ David I. Fann
                                -------------------------------------
                                David I. Fann
                                Chief Executive Officer and President



Attest:  /s/ Ronald A. Schwartz
         ----------------------------
         Ronald A. Schwartz
         Secretary